Exhibit 10.3

UNITIL CORPORATION

SEVERANCE AGREEMENT

THIS AGREEMENT, dated this [        ] day of [                ], [            ] made effective as of the date on which a Change in Control (as defined in paragraph 2) occurs, by and among Unitil Corporation (“Unitil”), a New Hampshire corporation, Unitil Service Corp., a New Hampshire corporation and a wholly-owned subsidiary of Unitil (“Subsidiary”) (Unitil and Subsidiary are herein referred to collectively as the “Company”) and [                                ] (the “Employee”).

W I T N E S S E T H  T H A T:

WHEREAS, the Employee is an employee of the Company and an integral part of its management who participates in the decision making process relative to short and long-term planning and policy for the Company; and

WHEREAS, the Board of Directors of Unitil, determined that it would be in the best interests of Unitil, its shareholders and the Employee to assure continuity in the management of the Company’s administration and operations in the event of a Change in Control by entering into an employment agreement to retain the services of the Employee, and the Board of Directors of the Subsidiary made the same determination; and

WHEREAS, the Company and the Employee previously entered into a severance agreement dated the [  ] day of [            ], 20[  ] (the “Prior Agreement”) and the Company and the Employee desire to amend and restate the Prior Agreement; and

WHEREAS, the Company and the Employee agree that this Agreement shall amend and supersede the terms and conditions of the Prior Agreement.

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1. Employment. The Company agrees to continue the Employee in its employ and the Employee agrees to remain in the employ of the Company for the period stated in paragraph 4 hereof and upon the terms and conditions herein provided.

2. Change in Control. The term “Change in Control” shall mean the occurrence of any of the following:

(a) Unitil receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the “Exchange Act”), disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of twenty-five (25%) percent or more of the outstanding common stock of Unitil;

(b) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than Unitil or a wholly-owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty-five (25%) percent or more of the outstanding common stock of Unitil (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock);

(c) the stockholders of Unitil approve (i) any consolidation or merger of Unitil in which Unitil is not the continuing or surviving corporation or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders before such transaction will be the owners of more than seventy-five (75%) percent of all classes of voting stock of the surviving entity), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Unitil; or

(d) there shall have been a change in a majority of the members of the Board of Directors of Unitil within a twenty-five (25) month period unless the election or nomination for election by the Unitil stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the twenty-five (25) month period.

Should the Change in Control be stockholder approval under paragraph 2(c) and if the Board of Directors of Unitil determines the approved transaction will not be completed and is abandoned prior to any termination of the Employee’s employment, a Change in Control shall no longer be in effect and the provisions of this Agreement shall continue in the effect as if a Change in Control had not occurred.

3. Position and Responsibilities. During the period of employment hereunder, the Employee agrees to serve the Company in an executive capacity. Such service shall involve duties and responsibilities at least equal in importance and scope to those of the Employee’s position immediately prior to the effective date of this Agreement, as the Board of Directors, the Chairman of the Board of Directors or chief executive officer or any other executive officer of the Company to whom the Employee reports may from time to time determine. During said period, the Employee also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Company.

4. Term and Duties.

(a) The period of the Employee’s employment under this Agreement shall be deemed to have commenced as of the effective date of this Agreement and shall continue for a period of twenty-four (24) full calendar months thereafter.

(b) During the period of employment hereunder and except for illness or incapacity and reasonable vacation periods, the Employee’s business time, attention, skill and efforts shall be exclusively devoted to the business and affairs of the Company; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time during reasonable periods required for

(i) serving as a director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates,

(ii) delivering lectures and fulfilling speaking engagements, and

(iii) engaging in charitable and community activities, provided that such activities do not materially affect or interfere with the performance of the Employee’s obligations to the Company.

5. Compensation.

(a) For all services rendered by the Employee in any capacity during employment under this Agreement, including services as an executive, officer, director, or member of any committee of the Company or of any subsidiary or affiliate of the Company, the Company shall pay the Employee a fixed salary at an annual rate not less than the annual rate of salary being paid to Employee immediately prior to the effective date of this Agreement. Such salary shall be subject to such periodic percentage increases after the effective date of this Agreement as the Company pays generally to the Company’s senior management employees from time to time, and shall be payable in accordance with the customary payroll practices of the Company. Such periodic increases in salary, once granted, shall not be subject to revocation.

(b) In addition to the salary payable under subsection (a), above, the Company shall provide to the Employee a bonus opportunity not less than the bonus opportunity in effect for the year in which the effective date of this Agreement occurs and in any event shall pay to the Employee annual bonuses in an amount at least equal to the amount of the last payment to the Employee under any short-term incentive performance program of the Company or any subsidiary of the Company in effect during the twelve (12) month period prior to the effective date of this Agreement. Nothing in this subsection (b) shall be deemed to require the Company to (i) have or continue an incentive performance program in effect prior to the effective date of this Agreement or (ii) award to the Employee any bonuses under such program prior to the effective date of this Agreement.

(c) Nothing in this Agreement shall preclude or affect any rights or benefits that may now or hereafter be provided for the Employee or of which the Employee may be or become eligible under any bonus or other form of compensation or employee benefit plan now existing or that may hereafter be adopted or awarded by the Company. Specifically, the Employee shall:

(i) participate in any savings or thrift plan maintained by the Company;

(ii) participate in any stock option, stock appreciation right, equity incentive or deferred compensation plan maintained by the Company;

(iii) participate in the Company’s death benefit plans;

(iv) participate in the Company’s disability benefit plans;

(v) participate in the Company’s medical, dental and health and welfare plans; and

(vi) participate in equivalent successor plans of the Company for which senior management employees are eligible;

provided, however, that nothing in this Agreement shall preclude the Company from amending or terminating any such plan or program, on the condition that such amendment or termination is applicable to all of the Company’s senior management employees generally. For purposes of the foregoing, any plan or program maintained by any subsidiary of the Company which is made available to the senior management of the Company and its subsidiaries taken as a whole, shall be deemed to be a plan or program maintained by the Company.

6. Business Expenses. The Company shall pay or reimburse the Employee for all reasonable travel or other expenses incurred in connection with the performance of the Employee’s duties under this Agreement in accordance with such procedures as the Company may from time to time establish.

7. Additional Benefits. Nothing in this Agreement shall affect the Employee’s eligibility to participate in all group health, dental, hospitalization, life, travel or accident or other insurance plans or programs and all other perquisites, fringe benefit or retirement plans or additional compensation, including termination pay programs, which the Company or any subsidiary of the Company may hereafter, in their sole and absolute discretion, elect to make available to the senior management employees of the Company generally, and the Employee shall be eligible to receive, during the period of employment under this Agreement, all benefits and emoluments for which key employees are eligible under every such plan, program, perquisite or arrangement to the extent permissible under the general terms and provisions thereof.

8. Termination of Employment. Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated for any of the following reasons:

(a) By the Company for Cause. For purposes of this Agreement, the term “Cause” shall mean the occurrence of any of the following events: (i) the Employee’s conviction for the commission of a felony or (ii) the Employee’s fraud or dishonesty which has resulted or is likely to result in material economic damage to the Company or any of its subsidiaries, as determined in good faith by the Directors of the Company at a meeting of the Board of Directors at which the Employee is provided an opportunity to be heard;

(b) By the Employee for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following events unless the Employee specifically agrees in writing that such event or condition shall not constitute Good Reason: (i) a material diminution in the Employee’s base compensation; (ii) a material diminution in the Employee’s authority, duties or responsibilities; (iii) material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including, if the Employee reports directly to the Board of Directors of Unitil, a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Board of Directors of Unitil; (iv) a material diminution in the budget over which the Employee retains authority; (v) a material change in the geographic location at which the Employee must perform services, which the Company has determined to include a change in the Employee’s principal place of employment by the Company from the location of the Company’s principal place of business immediately prior to the date this Agreement becomes effective to a location more than fifty (50) miles from such principal place of business; or (vi) any other action or inaction that constitutes a material breach by the Company of the Agreement; provided, however, no event specified in this paragraph 8(b) shall constitute Good Reason unless the Employee has given written notice to the Company, specifying the event relied upon for such termination within ninety (90) days after the occurrence of such event and the Company has not remedied such within thirty (30) days of receipt of such notice;

(c) By the Company upon the Disability of the Employee. For purposes of this Agreement, the term “Disability” is defined as the inability of the Employee to engage in his regular occupation for twelve (12) consecutive months and the inability thereafter to engage in any occupation in which the Employee could reasonable expect to engage giving due consideration to Employee’s education, training and experience. The Employee must be under the regular medical care of a physician in connection with treatment for Disability;

(d) By the Employee without Good Reason; or

(e) By the Company for any reason other than Cause or the Employee’s Disability.

For purposes of this Agreement, the Employee’s employment shall be deemed to have terminated automatically as of the date of the Employee’s death.

9. Payments Upon Termination of Employment.

(a) In the event of any termination of the Employee’s employment hereunder (i) by the Employee for Good Reason or (ii) by the Company for any reason other than Cause or the Employee’s Disability, then, as soon as practicable (but not more than sixty (60) days) after any such termination the Company shall pay to the Employee the following amounts, and shall provide the Employee and the dependents, beneficiaries and estate of the Employee with the following, as liquidated damages or severance pay, or both:

(i) a lump sum cash payment equal to the present value of twenty-four (24) monthly salary payments, assuming for this purpose that (1) each monthly salary payment would have been equal to one-twelfth (1/12th) of the Employee’s annual salary in effect at the time of employment termination (disregarding any reductions in annual salary that were not approved by the Employee) and (2) such monthly salary payments would have been made on each of the twenty-four (24) monthly anniversaries of the date the Employee’s employment terminated;

(ii) a lump sum cash payment equal to the present value of two (2) annual bonus payments, assuming for this purpose that (1) each such annual bonus payment would have been equal to the Employee’s target annual bonus for the year in which employment termination occurs (disregarding any reductions in such target annual bonus that were made in the year of employment termination and that were not approved by the Employee) and (2) the first annual bonus would have been paid on the last business day of the first February following the date of employment termination and the second annual bonus would have been paid on the last business day of the second February following the date of employment termination;

(iii) A lump sum cash amount equal to the present value of the contributions which would have been made by the Company or any subsidiary of the Company to the Employee’s account pursuant to any savings or thrift plan maintained by the Company or any subsidiary of the Company in which the Employee was participating immediately prior to such termination, calculated as if the Employee had continued to be employed and to be entitled to such contributions during the twenty-four (24) month period immediately following such termination, at a rate of contribution equal to that made by the Company or any subsidiary of the Company during the most recent contribution period preceding such termination; and

(iv) A lump sum cash amount equal to the sum of (1) the present value of the monthly cost that would have been incurred by the Company (exclusive of the Employee’s portion thereof and determined in good faith by the Company) if it provided group medical, dental and life insurance coverage to the Employee and the Employee’s eligible dependents (at the same level and Employee cost as in effect at the time of employment termination) for a period of two (2) consecutive years following employment termination, determined based on the determined based on the cost of such coverage at the time of employment termination and assuming such cost remained constant through the coverage period, and (2) an additional payment (the “Additional Payment”) in an amount such that, after payment by the Employee of all Federal, State, city and local income taxes and the Employee’s portion of all payroll taxes imposed upon the Additional Payment, the Employee retains an amount of the Additional Payment equal to the Federal, State, city and local income taxes and the Employee’s portion of all payroll taxes imposed upon the payment provided pursuant to subpart (1) of this paragraph 9(a)(iv). For a period of two (2) consecutive years following employment termination, the Employee and the Employee’s eligible dependents shall remain eligible to participate in the Company’s group medical, dental and life insurance plan, in each case, that is generally available to other senior executives of the Company; provided, that the Employee shall pay one-hundred (100%) percent of the cost of such coverage. The continued coverage provided under this paragraph 9(a)(iv) shall not count against the Employee’s and the Employee’s dependent’s continuation of coverage period required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or any similar state or local law).

(b) For purposes of calculating the lump sum cash payments provided by paragraphs 9(a)(i) through (iv), above, present value shall be determined by using a discount factor equal to one percentage point below the Prime Rate, compounded annually. The “Prime Rate” shall be the base rate on corporate loans at large U.S. money center commercial banks as reported in The Wall Street Journal (or, if such rate is no longer published, such other base rate on corporate loans by large money center commercial banks in the United States to their most creditworthy customers as published by any newspaper or periodical of general circulation) as of the date on which termination shall have occurred.

(c) If the Employee terminates employment hereunder for any reason other than for Good Reason, if the Company terminates the Employee’s employment as a result of Disability or Cause or if the Employee’s employment hereunder is terminated due to the Employee’s death, the Company shall have no further obligation hereunder and no further payments (except for accrued and unpaid salary, bonus and expense reimbursement) shall be made to the Employee.

10. Source of Payments. All payments provided for in paragraphs 5, 6, 7 and 9 shall be paid in cash from the general funds of the Company and its subsidiaries. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

11. Litigation Expenses. The Company agrees to pay, upon written demand therefor by the Employee, all legal fees and expenses the Employee reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement. The Employee agrees to repay to the Company any such fees and expenses paid or advanced by the Company if and to the extent that the Company or such others obtains a judgment or determination that the Employee’s claim was frivolous or was without merit from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or any other agreement, (a) the Company may offset any other obligation it has to the Employee by the amount of such repayment, (b) the amount of expenses eligible for reimbursement during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) no reimbursement of an expense pursuant to the first sentence of this paragraph 11 shall be provided to the Employee later than the calendar year following the calendar year in which the expense was incurred and (d) the right to reimbursement under this Section 11 is not subject to liquidation or exchange for another benefit.

Notwithstanding any provision of New Hampshire law to the contrary, in no event shall the Employee be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding. The obligation of the Company under this paragraph 11 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise) and shall remain in effect until the applicable statute of limitation has expired with respect to any possible dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement.

12. Income Tax Withholding. The Company may withhold from any payments made under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

13. Entire Understanding. This Agreement contains the entire understanding between the Company and the Employee with respect to the subject matter hereof and supersedes any prior employment agreement between the Company and the Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided for in this Agreement.

14. Mitigation. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

15. Release. Prior to receipt of any payments pursuant to paragraph 9 of this Agreement, the Employee shall execute a general employment claims release of the Company in a form reasonably acceptable to the Company. Notwithstanding anything contained herein to the contrary, the Company shall have no obligation to make any payments pursuant to paragraph 9 of this Agreement unless the Employee executes such release and the release becomes non-revocable by the sixtieth (60th) day following the date of termination of the Employee’s employment.

16. Severability. If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company and the Employee shall be deemed reinstated as if this Agreement had not been executed.

17. Consolidation, Merger, or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation with a net worth at least equal to that of the Company hereunder. Upon such a consolidation, merger or transfer of assets and assumption, the term “the Company”, as used herein shall mean such other corporation and this Agreement shall continue in full force and effect. If, in connection with a Change in Control, the Employee accepts employment with an entity that is or will be considered the Company pursuant to the prior sentence (or any parent or subsidiary thereof), the Employee shall not be considered to have terminated employment for purposes of this Agreement solely as a result of the termination of employment with the Company and commencement of employment with such successor “Company” entity. For avoidance of doubt, (a) the prior sentence shall not preclude the Employee from terminating employment due to Good Reason if an event or condition that constitutes Good Reason arises before, as a result of, or after such termination of employment with the Company and commencement of employment with such successor “Company” entity and (b) the Employee’s acceptance of employment with a successor entity shall not be deemed to constitute the Employee’s agreement in writing that an event or condition shall not constitute Good Reason.

18. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

(a) to the Company:

 Unitil Corporation

 6 Liberty Lane West

 Hampton, New Hampshire 03833

 Attention: Corporate Secretary

(b) to the Employee:

 at the address then shown in the Employee’s employment records.

19. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

20. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

21. Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

22. Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

23. Governing Law. This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New Hampshire, without giving effect to the choice of law provisions in effect in such State.

24. Code Section 409A. The provisions of this Agreement and all payments made pursuant to this Agreement are intended to comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A of the Code, and any related regulations or other applicable guidance promulgated thereunder (collectively, “Section 409A”). It is the intent of the parties hereto that all severance payments and benefits provided pursuant to this Agreement qualify as short-term deferrals, as defined in Treasury Regulation §1.409A-1(a)(4), separation pay due to an involuntary separation from service under Treasury Regulation §1.409A-1(b)(9)(iii), and/or limited payments, as defined in Treasury Regulation §1.409A-1(b)(9)(v)(D)). Notwithstanding the foregoing, if (i) it is determined that any payments or benefits provided pursuant to this Agreement that are paid upon separation from service (as that term is used in Section 409A) constitute deferred compensation for purposes of Section 409A (after taking into account the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(a)(4), the exception for separation pay due to an involuntary separation set forth in Treasury Regulation §1.409A-1(b)(9)(iii), the exception for limited payments as set forth in

Treasury Regulation §1.409A-1(b)(9)(v)(D) and/or any other applicable exception from Section 409A) and (ii) the Employee is a “specified employee,” as determined under the Company’s policy for determining specified employees, on the date on which the separation from service occurs, no such payments or benefits shall be provided prior to the first business day after the date that is six (6) months following the Employee’s termination of employment or, if the Employee dies during such six (6) month period, on the first business day after the date of the Employee’s death. The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such six (6) month period. In addition, interest will accrue at the 10-year T-bill rate (as in effect as of the first business day of the calendar year in which the termination of employment occurs) on all payments not paid to the Employee prior to the first business day after the six (6) month anniversary of termination of employment that otherwise would have been paid during such six (6) month period had this delay provision not applied to the Employee and shall be paid with the first payment after such six (6) month period. For all purposes under this Agreement, references to termination of employment, employment termination or words of similar import shall be interpreted to mean “separation from service,” as that term is used in Section 409A, and the Employee’s employment shall in no event be deemed to have terminated unless and until a separation from service shall have occurred for purposes of Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the date first above written.

Unitil CORPORATION

By: [ ]

Unitil SERVICE CORP.

By: [ ]

Employee: [ ]

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